 Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-33880, 333-63783, 333-13973, 333-150322 and 333-166165 on Form S-8 and Registration Statements No. 333-83585, 333-13977 and 333-179994 on Form S-3 of our reports dated June 15, 2012, relating to the consolidated financial statements of Benihana Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended April 1, 2012.

Deloitte & Touche LLP

Miami, Florida
June 15, 2012